Exhibit 99.1

                       Digital Recorders, Inc. Announces
                             Joint Venture in India


    -- Cast Master Mobitec India Private Limited to Begin Operations in the Second Half of Fiscal Year 2007

    --  Launch Details to Be Discussed This Week at UITP Event in
        Helsinki, Finland

    Business Editors/High-Tech Editors

    DALLAS--(BUSINESS WIRE)--May 22, 2007--Digital Recorders, Inc. (NASDAQ:
TBUS), a digital communications technology leader in the domestic and international public transportation and transit security markets, announced today that its Mobitec AB subsidiary in Sweden has entered into a 51 percent joint venture with Cast Master Enterprise Private
Ltd. of New Delhi to produce, sell, and service Mobitec(R) electronic destination sign systems for India's transit market and selected other markets in that region.

    Operating under the name "Cast Master Mobitec India Private Limited" (Cast Master-Mobitec), the new joint venture is expected to begin operations in the second half of fiscal year 2007. It has exclusive rights and responsibilities for Mobitec(R) product sales and service in India and selected other markets in that region. In due course, it also will provide limited product assembly operations.

    "The Cast Master-Mobitec joint venture signifies our entry into yet another new exciting market. This week during the 57th International Association of Public Transport (UITP) World Congress and Exhibition in Helsinki, Finland, we are discussing and fine-tuning launch details. As is generally true for many international markets, the market in India is potentially larger than the U.S. market. In fact, market data suggests that the Indian market may ultimately be several times larger. Present market penetration for products such as our Mobitec(R) electronic destination sign systems is quite low at this stage, so this is a great growth opportunity in a growing and rapidly developing market. We expect new vehicle production acceptance of our products, as well as our revenue, to ramp up over time," David
L. Turney, the Company's Chairman, President, and Chief Executive
Officer, said.

    ABOUT CAST MASTER

    Based in New Delhi, Cast Master Enterprise Private Ltd. is a well-established supplier of aluminum, zinc, and copper die cast and other automotive products to original equipment manufacturers in the Indian automotive sector. It has more than 600 employees and annual revenues in excess of $75 million USD. Customers include Tata Motors, Honda, Kawasaki, Mazda, Yamaha, Philips, Honda, Ericsson, Lombardini, and more. Some of Cast Master's customers are leading producers of transit bus vehicles in India -- including Tata Motors, Ashok Leyland, Eicher, and others -- and provide sales and service of other transit vehicle electronic components such as fare collection equipment and multiplexing systems. Cast Master also has extensive exposure to Japanese, European, and American technology and quality standards. For more information, go to http://www.castmaster.com/.

    ABOUT MOBITEC AB

    A premier supplier of electronic destination sign systems in the Nordic markets, the Company's Mobitec AB subsidiary is highly respected for its products, technology, service, and quality. Based in Herrljunga, Sweden, Mobitec AB has business units in Australia and Germany, as well as a 50 percent owned venture in Brazil. For more information, go to http://www.mobitec.se/.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing and amount of work that will be done through the joint venture with Cast Master, the timing and amount of Mobitec(R) products that will be ordered and installed on bus vehicles in India, as well as any statement, express or implied, concerning future events or expectations, is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that the assumptions behind the joint venture with Cast Master, the Mobitec(R) orders, delivery and installation on bus vehicles in India may not be accurate, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 28, 2007, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.



    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             Digital Recorders, Inc.
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com